Exhibit 23.2


Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement of SofTech, Inc. (the "Company") on Form S-8 of our report which includes an explanatory paragraph related to the Company's ability to continue as a going concern, dated August 7, 1997, on our audits of the consolidated financial statements and financial statement schedule of the Company as of May 31, 1997 and 1996 and for each of the three years in the period ended May 31, 1997, which report is included in the Company's Annual Report on Form 10-K for the year ended May 31, 1997.


                                        /s/  PriceWaterhouseCoopers LLP
                                             --------------------------------
                                             PriceWaterhouseCoopers LLP


Boston, Massachusetts
August 11, 1998